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                                                                    EXHIBIT 16.1



May 7, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549



Re:  BroadVision, Inc. Registration Statement



Ladies and Gentlemen:



    In connection with the filing of the Registration Statement of BroadVision, Inc. (the "Company"), with respect to the initial public offering of Company's Common Stock, please be advised that we have reviewed the section entitled "Change of Accountants," including the information describing the Company's change of accountants, and we agree with the statements made by the Company in such section.



Sincerely,


              [SIGNATURE]